Exhibit 99.1

Terra Innovatum To Go Public Through Business Combination with GSR III Acquisition Corp

●	Transforming Energy Access with Micro-Modular Nuclear Innovation: Terra Innovatum’s SOLO™ reactor is designed to bring scalable, off-grid, zero-carbon power to industrial, remote, and high-demand sectors—1 MWe at a time.

●	Designed for Safety, Built for Scale: SOLO™ will be factory-assembled using licensed components and standard Low-Enriched Uranium (“LEU”) fuel; SOLO™ is engineered for rapid deployment, long-life performance, and ultra-low radiation.

●	Global Readiness Meets Regulatory Momentum: Following design completion in 2024, Terra Innovatum engaged the U.S. Nuclear Regulatory Commission (“NRC”) in January 2025 and targets commercial deployment in 2028.

●	Backed by Nuclear Industry Veterans: Terra Innovatum’s leadership is built to deliver—with deep expertise in design, engineering, licensing, and safeguards.

●	Shareholder Alignment: The transaction values Terra Innovatum at a pre-money equity valuation of $475M with up to $230M in gross proceeds to accelerate commercialization. In addition, Terra Innovatum’s shareholders will hold shares that are contingent on key milestones.

NEW YORK, NY & AUSTIN, TX / ACCESSWIRE / April 22, 2025 / Terra Innovatum Srl (“Terra Innovatum,” or the “Company”), a developer of micro-modular nuclear reactors, and GSR III Acquisition Corp. (“GSRT”) (Nasdaq: GSRT), a publicly traded special purpose acquisition company (“SPAC”), today announced that they have entered into a definitive Business Combination Agreement dated April 21, 2025 (the “BCA”), which will position Terra Innovatum to become a publicly listed company on the Nasdaq under the ticker symbol “NKLR.” The transaction is expected to close in the second half of 2025.

ANNOUNCEMENT HIGHLIGHTS

●	Micro-Modular Reactor for Scalable, Off-Grid Deployment: Terra Innovatum designs and will develop advanced micro-modular reactors for flexible, off-grid deployment—addressing the rapidly growing global demand for low-carbon, cost-efficient, and reliable electricity and heat generation.

●	Capitalizing on Global Energy Megatrends: Terra Innovatum’s SOLO™ micro-modular reactor will be engineered to meet the rapidly evolving electricity and heat needs of diverse high-demand sectors—including industrial manufacturing, mining, rural and remote communities, defense installations, desalination, healthcare (including isotope production), and AI/data centers.

●	Predictable Electricity and Heat Costs for Up to 45 Years: With estimated ultra-long refueling intervals of 15–45 years, depending on configuration, and an exceptionally low $0.07/kWh anticipated levelized cost of electricity, SOLO™ will offer a transformative energy solution for the future.

●	Assembled with Proven, Standard Components and Fuel: SOLO™ reactors will be factory-assembled using proven, existing, standard off-the-shelf components and approved, widely available LEU 4.95% fuel—minimizing supply chain risks and accelerating deployment. The use of standard parts will enable a de-risked business model, while embedded safeguards and redundant systems ensure an inherently safe and resilient design.

●	Founded and Led by Nuclear Industry Veterans: Terra Innovatum’s leadership team brings together over 180 years of collective expertise across nuclear engineering, reactor design, safety, operations, and regulatory affairs—anchoring the company in deep technical knowledge and proven execution in the nuclear sector.

●	Regulatory Engagement Plan (REP) and Anticipated Commercialization: Terra Innovatum submitted its regulatory engagement plan to the NRC in January 2025, marking a critical milestone on its path to anticipated commercial deployment in 2028.

●	Public Investor-Aligned Transaction Terms and Structure: The transaction values Terra Innovatum at a pre-money equity valuation of $475 million, offering an attractive entry point relative to publicly traded nuclear reactor developers.

●	Financing: The development and commercialization efforts will be supported by up to approximately $230 million in gross proceeds before accounting for redemptions and any committed financing.

In Picture (Left to Right): Alessandro Petruzzi (Co-Founder & Chief Executive Officer, Terra Innovatum) and Giordano Morichi (Partner, Chief Business Development Officer & Investor Relations, Terra Innovatum) interviewed at Nasdaq MarketSite.

Alessandro Petruzzi, Co-Founder & CEO of Terra Innovatum, said: “We are excited to take Terra Innovatum public, which will mark a major milestone in our mission to make nuclear power simple, safe, and scalable. Our reactor, SOLO™, aims to bring low cost, off-grid, zero-carbon power to industrial, remote, and high-demand sectors. With 1 MWe at a time for a single SOLO unit, we can leverage our modularity to power up to one GWe with a lower footprint of a similar GWe plant. Backed by strong leadership and GSRT's support, we're ready to accelerate deployment and reshape the future of clean energy.”

Gus Garcia, Co-CEO of GSRT commented: “This is a game-changing partnership. Terra Innovatum gives our shareholders access to a company at the forefront of nuclear innovation. With proven leadership and a next-gen micro-reactor design, Terra Innovatum is built for the future—delivering safe, cost-efficient energy at global scale. We believe this is the right team, the right technology, and the right time.”

Lewis Silberman, Co-CEO of GSRT continued: “The nuclear renaissance is real—and we believe Terra Innovatum’s SOLO™ reactor will lead it. With a massive addressable market and a fast track to commercialization, Terra Innovatum stood out from day one. When it enters the public markets, we believe Terra Innovatum is poised to become one of the most exciting clean energy success stories of the decade.”

In Picture: Visual depiction of 1 MWe / 4 MWt SOLO™ units—totaling 3 MWe / 12 MWt—seamlessly integrated into an urban environment.

TERRA INNOVATUM’S MICRO-MODULAR NUCLEAR BREAKTHROUGH: SOLOTM

SOLO™ is a compact, cube-shaped micro-reactor designed to deliver 1 MWe of clean, reliable power. With the reactor design finalized in October 2024, Terra Innovatum began formal engagement with the NRC in January 2025. Each unit uses standard LEU fuel and helium gas cooling—eliminating meltdown risk, explosion potential, and proliferation concerns. Housed in a 2.5-meter-thick concrete Monolith, SOLO™ requires no Emergency Planning Zone (EPZ) and radiation exposure to the public is well below legal safety limits.

●	Commercialization-Ready and Scalable by Design: Engineered over six years by a seasoned team, SOLO™ is designed for mass deployment using off-the-shelf components. Its proven licensing path, low-cost structure, and compatibility with both LEU and future High-Assay Low-Enriched Uranium (“HALEU”) fuels position it for global rollout in 2028.

●	Built for Versatility, Designed for Impact: From powering off-grid communities and data centers to decarbonizing heavy industry, SOLO™ will adapt to diverse energy needs. It will also support high-grade heat applications like desalination and isotope production for cancer treatment—delivering zero-carbon energy at scale.

●	Built on Experience, Engineered for Safety: Backed by 180+ years of nuclear expertise, SOLO™ was designed with safety as a non-negotiable. The reactor core has been designed to enable safe decommissioning as it fits in existing licensed commercially available casks. Even 10 years of continuous exposure results in less radiation than a single chest X-ray. With a core built for safe decommissioning and passive safety features built in, SOLO™ will set the standards for micro modular nuclear technology.

Terra Innovatum’s Leadership (Left to Right): Massimo Morichi (Partner, Chief Strategy Officer & Safeguards Director), Marco Cherubini (Co-Founder, Chief Technology Officer & Product Director), Cesare Frepoli (Co-Founder, Chief Operating Officer & Director of Licensing and Regulatory Affairs), Giordano Morichi (Partner, Chief Business Development Officer & Investor Relations), Alessandro Petruzzi (Co-Founder & Chief Executive Officer) at Nasdaq MarketSite.

Dr. Cesare Frepoli – Co-Founder, Chief Operating Officer & Director of Licensing and Regulatory Affairs: “Our approach to licensing is rooted in decades of industry expertise and a deep respect for safety and compliance. We’ve engineered SOLO™ from day one to align with rigorous regulatory frameworks while introducing innovation that simplifies approval pathways. We’re not just building a reactor—we’re building trust with regulators and the public.”

Dr. Marco Cherubini – Co-Founder, Chief Technology Officer & Product Director: “SOLO™ is the result of relentless engineering, innovation, and precision. Every component—from its core physics to its modular architecture—has been designed to deliver unmatched safety, efficiency, and scalability. We’re not adapting yesterday’s technology; we’re redefining what nuclear can be for the 21st century.”

Dr. Massimo Morichi – Partner, Chief Strategy Officer & Safeguards Director: “Our strategic focus is grounded in building a nuclear solution that meets the world’s growing energy needs without compromising on non-proliferation and international safeguards. SOLO™ has been designed not only to power industries and communities, but to set a new global benchmark for secure and responsible deployment.”

Mr. Guillaume Moyen – Partner, Chief Financial Officer: “We’ve engineered financial transparency and discipline into the core of Terra Innovatum’s business model. From predictable CAPEX to low OPEX, SOLO™ offers a compelling value proposition that de-risks infrastructure investment in next-gen nuclear for our investors and our customers.”

Mr. Giordano Morichi – Partner, Chief Business Development Officer & Investor Relations:“With trillions in capital seeking clean, scalable solutions, nuclear energy is finally receiving the recognition it deserves. Our decision to go public reflects the maturity of our technology, enabling a rapid go-to-market response to the growing demand for lowcarbon energy. SOLO™ is a category-defining platform designed for global scalability and impact. This transaction marks the beginning of Terra Innovatum’s global deployment journey, offering the world a unique opportunity to invest in the future of nuclear energy.”

PUBLIC LISTING & TRANSACTION OVERVIEW

The proposed business combination is expected to generate up to approximately $230 million in gross proceeds before accounting for redemptions and any committed financing. This transaction values Terra Innovatum at a pre-money equity value of $475 million, reflecting a compelling discount compared to other publicly traded nuclear reactor developers.

Following the completion of the business combination, Terra Innovatum’s current management team will continue to lead the company, and Terra Innovatum shareholders will roll 100% of their equity into the newly formed public entity. The transaction has been unanimously approved by the Boards of Directors of GSRT and Terra Innovatum. Closing is anticipated to occur in the second half of 2025, subject to customary closing conditions.

Further details on the proposed transaction, including a copy of the business combination agreement and investor presentation, will be disclosed in a Form 8-K report to be filed by GSRT with the U.S. Securities and Exchange Commission (SEC), available at www.sec.gov.

ADVISORS

Latham & Watkins LLP and Appleby (Cayman) Ltd are serving as legal counsel to GSR III Acquisition Corp. Park Avenue Capital is acting as financial advisor to Terra Innovatum, with Loeb & Loeb LLP, Chiomenti, and Loyens Loeff providing legal counsel. Alliance Advisors Investor Relations is serving as investor relations and public relations advisor for the transaction. EntrepreneurShares acted as financial advisor to the Board of Directors of GSRT.

ABOUT GSR III

GSR III Acquisition Corp. is a blank check company incorporated in the Cayman Islands with the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more operating businesses. GSRT is led by a highly experienced sponsor team with a strong track record in SPAC transactions, having previously sponsored two SPACs and advised on over 20 successful SPAC completions. The company’s management team includes Co-Chief Executive Officers Mr. Gus Garcia and Mr. Lewis Silberman, President and Chief Financial Officer Mr. Anantha Ramamurti, and Chief Business Development Officer Mr. Yuya Orime.

ABOUT TERRA INNOVATUM & SOLOTM

Terra Innovatum is a pioneering force in the energy sector, dedicated to delivering innovative and sustainable power solutions. Terra Innovatum plans to leverage cutting-edge nuclear technology through the SOLO™ Micro-Modular Reactor (SMR™) to provide efficient, safe, and environmentally conscious energy. With a mission to address global energy shortages, Terra Innovatum combines extensive expertise in nuclear industry design, manufacturing, and installation licensing to offer disruptive and immediate solutions. Committed to propelling technological advancements, Terra Innovatum and SOLO™ are dedicated to fostering prosperity and sustainability for humankind.

It is anticipated that SOLO™ will be available globally within the next three years. Conceptualized in 2018 and engineered over five years by experts in nuclear safety, licensing, innovation, and R&D, SOLO™ addresses pressing global energy demands with a market-ready solution. Built from readily available commercial off-the-shelf components, the proven licensing path for SOLO™ enables rapid deployment and minimizes supply chain risks, ensuring final cost predictability. Designed to adapt with evolving fuel options, SOLO™ supports both LEU+ and HALEU, offering a platform ready to transition to future fuel supplies.

SOLO™ will offer a wide range of versatile applications, providing CO2-free, behind-the-meter, and off-grid power solutions for data centers, mini-grids serving remote towns and villages, and large-scale industrial operations in hard-to-abate sectors like cement production, oil and gas, steel manufacturing, and mining. It also supports specialized heat supply processes, water treatment, and desalination. Thanks to its modular design, SOLO™ can easily scale to deliver up to 1GW or more of CO2-free power with a minimal footprint, making it an ideal solution for rapidly replacing fossil fuel-based thermal plants. Beyond electricity and heat generation, SOLO™ can also contribute to critical applications in the medical sector by producing radioisotopes essential for oncology research and cancer treatment.

To learn more, visit www.x-solo.com.

IMPORTANT INFORMATION FOR SHAREHOLDERS

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or constitute a solicitation of any vote or approval.

In connection with the business combination, a to-be-formed Dutch company (“Pubco”), GSRT and Terra Innovatum (the “Registrant Parties”) will file with the SEC a registration statement on Form S-4 (the “Registration Statement”), which will include a preliminary prospectus of Pubco relating to the offer of securities to be issued in connection with the business combination, and a preliminary proxy statement of GSRT to be distributed to holders of GSRT’s ordinary shares in connection with GSRT’s solicitation of proxies for a vote by GSRT’s shareholders with respect to the Business Combination and other matters described in the Registration Statement. The Registrant Parties also plan to file other documents with the SEC regarding the business combination. After the Registration Statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to the shareholders of GSRT. INVESTORS OF GSRT AND TERRA INNOVATUM ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS CONTAINED THEREIN (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS RELATING TO THE BUSINESS COMBINATION THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE BUSINESS COMBINATION.

Investors will be able to obtain free copies of the proxy statement/prospectus and other documents containing important information about the Registrant Parties once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. In addition, the documents filed by GSRT may be obtained free of charge by written request to GSRT at 5900 Balcones Drive, Suite 100, Austin TX 78731.

PARTICIPANTS IN THE SOLICITATION

Each of the Registrant Parties, and their respective directors and executive officers, may be considered participants in the solicitation of proxies with respect to the potential transaction described in this communication under the rules of the SEC. Information about the directors and executive officers of GSRT is set forth in GSRT’s filings with the SEC. Information regarding other persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders in connection with the potential transaction and a description of their direct and indirect interests will be set forth in the Registration Statement (and will be included in the proxy statement/prospectus) and other relevant documents when they are filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

FORWARD LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on GSRT and the other Registrant Parties. There can be no assurance that future developments affecting GSRT and the other Registrant Parties will be those that we have anticipated. These forward-looking statements speak only as of the date this press release is delivered and involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one more or these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements with respect to the Business Combination; (2) the outcome of any legal proceedings that may be instituted against GSRT, any of the Registrant Parties, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; (3) the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of GSRT or the SEC’s declaration of the effectiveness of the Registration Statement (which will including the proxy statement/prospectus contained therein) to be filed by the Registrant Parties or to satisfy other conditions to closing; (4) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (5) the ability of Pubco to meet stock exchange listing standards following the consummation of the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations of Terra Innovatum as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the Business Combination, including the reorganization described in the business combination agreement; (9) changes in applicable laws or regulations; (10) the possibility that the Registrant Parties or the combined company may be adversely affected by other economic, business, and/or competitive factors; (11) the amount of redemption requests made by GSRT shareholders and (12) other risk factors described herein as well as the risk factors and uncertainties described in that certain prospectus of GSRT dated November 7, 2024 and GSRT’s other filings with the SEC, as well as any further risks and uncertainties to be contained in the proxy statement/prospectus filed after the date hereof. In addition, there may be additional risks that neither GSRT nor any of the other Registrant Parties presently know, or that GSRT or the other Registrant Parties currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. Nothing in this communication should be regarded as a representation by any person that the forward- looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

None of GSRT, the other Registrant Parties, any placement agent nor any of their respective affiliates, officers, employees or agents, makes any representation or warranty, either express or implied, in relation to the fairness, reasonableness, adequacy, accuracy, completeness or reliability of the information, statements or opinions, whichever their source, contained in this press release or any oral information provided in connection herewith, or any data it generates and accept no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) in relation to any of such information. GSRT, the other Registrant Parties and their respective affiliates, officers, employees and agents further expressly disclaim any and all liability relating to or resulting from the use of this press release and any errors therein or omissions therefrom. Further, the information contained herein is preliminary, is provided for discussion purposes only, is only a summary of key information, is not complete and is subject to change without notice.

In addition, the information contained in this press release is provided as of the date hereof and may change, and neither GSRT nor the other Registrant Parties undertakes any obligation to update or revise any forward- looking statements, whether as a result of new information, inaccuracies, future events or otherwise, except as may be required under applicable securities laws.

CONTACTS

Giordano Morichi

Partner, Chief Business Development Officer & Investor Relations

Terra Innovatum Srl

E: g.morichi@terrainnovatum.com

W: www.x-solo.com

Anantha Ramamurti

President, Chief Financial Officer

GSR III Acquisition Corp

E: anantha@gsrspac.com

P: (949) 468-7434

Nicholas Hresko-Staab

Media Relations

Alliance Advisors IR

E: TerraIR@allianceadvisors.com

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